SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 28, 2003

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California    94538

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code:  (510) 354-0300

Item 5.    Other Events.

On March 28, 2003, Cardima, Inc. completed a private placement of 2,941,175 shares of Common Stock to certain accredited investors at a price of $0.85 per share. The placement included the issuance of warrants exercisable to purchase up to an aggregate of 1,176,470 shares of Common Stock at an exercise price of $1.25. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $2.3 million.

On April 11, 2003, Cardima, Inc. completed a second closing its private placement in which it issued an additional 4,395,587 shares of Common Stock to certain accredited investors at a price of $0.85 per share. The second closing of the private placement included the issuance of warrants exercisable to purchase up to an aggregate of 1,758,234 shares of Common Stock at an exercise price of $1.25. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants in the second closing were approximately $3.5 million. The Company agreed to register for resale the Common Stock issued in both closings of the private placement, including all shares underlying the warrants issued to the investors.

In conjunction with the two closings of this transaction, the Company issued to financial agents retained by the Company in connection with the transaction 80,926 shares of Common Stock and warrants to purchase up to 742,676 shares of Common Stock at an exercise price of $0.935 per share. The Company agreed to register for resale the Common Stock issued to the financial agents, including all shares underlying the warrants issued to the financial agents.

A press release relating to these matters was issued by Cardima, Inc. on April 14, 2003.

The complete text of the press release issued by the company is attached as an exhibit to this Form 8-K.

Item 7.    Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated April 14, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2003

CARDIMA, INC.

By:	/s/ GABRIEL B. VEGH
Gabriel B. Vegh
Chairman of the Board and Chief Executive Officer